                               AGREEMENT OF MERGER


      THIS AGREEMENT OF MERGER, dated as of March 30, 1995 (the "Merger Agreement"), is made and entered into by MOON ACQUISITION, INC., a Delaware corporation ("Sub" or "Surviving Corporation") and STARTECH SEMICONDUCTOR, INC., a California corporation ("Startech"). (Startech and Sub are hereinafter collectively referred to as the "Constituent Corporations.")

                                    RECITALS

      A. Exar Corporation, a Delaware corporation ("Exar"), Startech and Sub have entered into an Agreement and Plan of Reorganization, dated as of March 19, 1995 (the "Reorganization Agreement"), providing, among other things, for the execution and filing of this Merger Agreement and the merger of Startech with and into Sub upon the terms set forth in the Reorganization Agreement and this Merger Agreement (the "Merger").

      B. The respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interests of each of such corporations and their respective stockholders that Startech be merged with and into Sub.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Merger Agreement,the Constituent Corporations hereby agree that Startech shall be merged with and into Sub in accordance with the provisions of the laws of the State of Delaware, upon the terms and subject to the conditions set forth as follows:

                                    ARTICLE 1

                                   THE MERGER

      1.1 FILING. This Merger Agreement, together with the officers' certificates of each of the Constituent Corporations required by the General Corporation Law of the State of Delaware (the "Delaware Law"), shall be filed with the Secretary of State of the State of Delaware on the date specified in the Reorganization Agreement.

      1.2 EFFECTIVENESS. The Merger shall become effective on the date this Merger Agreement is duly filed with the Secretary of State of the State of Delaware (the "Effective Time").

      1.3 MERGER. At the Effective Time, Startech shall be merged with and into Sub and the separate existence of Startech shall cease. Sub shall be the Surviving Corporation in the Merger and the separate corporate existence of Sub, with all of its purposes, objects, rights,


                                       1.

privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger. Sub's Certificate of Incorporation is hereby amended to read:

                                       "I.

      The name of this corporation is Startech Semiconductor, Inc."

      1.4 FURTHER ACTION. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Merger Agreement or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action.

                                    ARTICLE 2

                          CORPORATE GOVERNANCE MATTERS

      2.1 CERTIFICATE OF INCORPORATION. From and after the Effective Time and until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation, as amended pursuant to Section 1.3 hereof, shall be the Certificate of Incorporation of Sub.

      2.2 BYLAWS. From and after the Effective Time, the Bylaws of Sub shall be the Bylaws of the Surviving Corporation unless and until amended as provided by law.

      2.3 DIRECTORS. From and after the Effective Time, the directors of Sub shall be the directors of the Surviving Corporation, and they shall continue to hold office as provided in the Bylaws of the Surviving Corporation.

      2.4 OFFICERS. From and after the Effective Time, the officers of Sub shall be the officers of the Surviving Corporation; and they shall continue to hold office as provided in the Bylaws of the Surviving Corporation.

                                    ARTICLE 3

           MANNER OF CONVERTING SHARES OF THE CONSTITUENT CORPORATIONS

      3.1 CONVERSION OF STARTECH STOCK. At the Effective Time, each then outstanding share of common stock, no par value, of Startech (the "Startech Common Stock") and each then outstanding share of Series A preferred stock, no par value, of Startech (the "Startech Preferred Stock") other than Dissenting Shares (as defined in Section 3.7) shall cease to be an existing and issued share and shall become and be converted into, by virtue of the Merger and without any action on the part of Exar, Sub, Startech or the holder thereof, one of the following, at the shareholder's election (subject to and in accordance with Section 3.4 below):


                                       2.

            (a) a unit (an "Option A Unit") consisting of 0.04619151 of a share of common stock, $0.001 par value, of Exar (the "Exar Common Stock"); PLUS an amount in cash equal to (x) the Total Cash Consideration (as defined below) MULTIPLIED BY (y) the Option A Participation Percentage; or

            (b) the right to participate in the Earn-Out Payments (as defined below) (an "Option B Unit") in amounts determined by MULTIPLYING (x) the Option B Participation Percentage BY (y) the aggregate amount distributed at each Distribution Date (as defined below) as and to the extent provided in Sections 3.2 and 3.3.

            "Closing Shares" shall mean 500,000 shares of Exar Common Stock.

            "Option A Participation Percentage" shall mean one DIVIDED BY 10,824,500.

            "Option B Participation Percentage" shall mean one DIVIDED BY 5,093,883.

            "Total Cash Consideration" shall mean an amount of cash equal to
(x) $3,750,000 LESS (y) the Transaction Fees (as defined below) as set forth in the updated Startech Disclosure Schedule to be delivered by Startech pursuant to the Reorganization Agreement. "Transaction Fees" shall mean (i) all fees and expenses incurred by Startech in connection with the transactions contemplated hereby, including all fees and expenses of Startech's investment bankers, attorneys, accountants and other consultants, agents and representatives performing services for Startech in connection with the transactions contemplated hereby PLUS (ii) $25,000 PLUS (iii) $50,000 in prepaid fees and expenses in connection with the registration of the Closing Shares pursuant to
Article 11.

      3.2   CALCULATION OF EARN-OUT PAYMENTS.

            (a) FIRST EARN-OUT PAYMENT. As soon as practicable following completion of the audit of Exar's consolidated financial statements by Exar's independent auditors for the fiscal year ending March 31, 1996, the "First Earn-Out Payment" shall be determined as follows:

                  (i) if Startech's Gross Margin Contribution Percentage (as defined below) for the fiscal year ending March 31, 1996 (the "First Measurement Period") is less than 85%, then the First Earn-Out Payment shall be zero (0);

                  (ii) if Startech's Gross Margin Contribution Percentage for the First Measurement Period equals or exceeds 85%, but is less than 100%, then the First Earn-Out Payment shall equal $1,000,000 PLUS the product of (A) $5,000,000 and (B) the number obtained by DIVIDING (x) the difference between Startech's Gross Margin Contribution Percentage for the First Measurement Period and 85% BY (y) 15%; and


                                       3.

                  (iii) if Startech's Gross Margin Contribution Percentage for the First Measurement Period equals or exceeds 100%, then the First Earn-Out Payment shall be $6,000,000.

            (b) SECOND EARN-OUT PAYMENT. As soon as practicable following the completion of Exar's preparation of its consolidated financial statements for the six-month period ending September 30, 1996, the "Second Earn-Out Payment" shall be determined as follows:

                  (i) if Startech's Gross Margin Contribution Percentage for the six-month period ending September 30, 1996 (the "Second Measurement Period") is less than 75%, then the Second Earn-Out Payment shall be zero (0);

                  (ii) if Startech's Gross Margin Contribution Percentage for the Second Measurement Period equals or exceeds 75%, but is less than 100%, then the Second Earn-Out Payment shall equal $1,000,000 PLUS the product of (A) $5,000,000 and (B) the number obtained by DIVIDING (x) the difference between Startech's Gross Margin Contribution Percentage for the Second Measurement Period and 75% BY (y) 25%; and

                  (iii) if Startech's Gross Margin Contribution Percentage for the Second Measurement Period equals or exceeds 100%, the Second Earn-Out Payment shall be $6,000,000.

            (c) REDUCTIONS IN EARN-OUT PAYMENTS. Any one or more distributions (such distributions collectively, the "Distributions") of the First Earn-Out Payment and the Second Earn-Out Payment (together, the "Earn-Out Payments") pursuant to Section 3.3 shall be subject to reduction if Exar elects to set off against one or more of the Distributions an amount equal to the amount of any indemnifiable damages.

            (d) DEFINITIONS. "Gross Margin Contribution Percentage" for each measurement period shall mean the percentage obtained by dividing Startech's Gross Margin Dollar Contribution (as defined below) for such measurement period by Startech's projected gross margin dollar contribution ("Projected Gross Margin Dollar Contribution") for the corresponding measurement period as set forth below:

                  (i) for the First Measurement Period, Startech's Projected Gross Margin Dollar Contribution shall be $11,600,000; and

                  (ii) for the Second Measurement Period, Startech's Projected Gross Margin Dollar Contribution shall be $10,400,000.

            "Gross Margin Dollar Contribution" shall mean the gross margin of the Startech Business included in Exar's consolidated financial statements, before consolidating elimination entries, prepared in accordance with generally accepted accounting principles on a basis consistent with Exar's audited financial statements for the year ended March 31, 1994 as certified by the independent accountants of Exar.


                                       4.

            For purposes of measuring Gross Margin Dollar Contribution, Exar shall account for the Startech Business (as defined below) as a separate business segment. Any accrual, deduction or allocation made or taken for any management, service, overhead or other charge shall be applied against the Startech Business only when Startech elects, because it expects to realize a cost advantage thereby, to utilize services or facilities of Exar in lieu of procuring such services or facilities from another source. Any such allocation to the Startech Business or charge shall be applied by Exar at rates or deemed prices that are no less favorable than those that Exar applies to its other independent business units. Capital expenditures shall be allocated to the Startech Business if and only if such expenditures either were contemplated in the business plan provided by Startech to Exar prior to the Closing (the "Startech Plan") or are approved by the Startech Board of Directors after the Closing (the "Startech Post-Closing Board") with the favorable vote of the member designated and elected to the Startech Post-Closing Board by Exar initially to be either Ram K. Reddy or Dr. Roubik Gregorian. "Startech Business" shall mean all revenues (together with the associated costs) derived from the sale of products designed and developed by Startech or from the licensing of any such designs or elements of such designs, whether developed before or after the Closing, and regardless of the brand name under which such products may be sold.

            A committee of three securityholders, initially consisting of Ram K. Reddy, Dr. Roubik Gregorian and Ron Lee (the "Committee"), in its sole discretion may challenge the calculation of the Gross Margin Dollar Contribution and shall use an independent auditor (the "Shareholders' Auditor") to assist it in reviewing the calculation and proposing an alternative calculation. If the Committee's calculation for the First Measurement Period or the Second Measurement Period exceeds Exar's calculation of the Gross Margin Dollar Contribution for such period by more than 1%, then the Committee may deliver a notice to Exar disagreeing with Exar's calculation and setting forth the Committee's calculation of such amount. If a notice of disagreement shall have been delivered to Exar by the Committee pursuant to the preceding sentence, Exar and the Committee shall, during the 20 days following such delivery, use all commercially reasonable efforts to reach agreement. If during such period the parties are unable to reach agreement regarding the Gross Margin Dollar Contribution for such period, Exar and Committee shall promptly thereafter select an "Accounting Referee" (as defined below) and cause such Accounting Referee promptly to review this Agreement and the respective parties' calculations for the purpose of calculating the Gross Margin Dollar Contribution. The Accounting Referee shall deliver to Exar and the Committee as promptly as practicable a report setting forth such calculation. Such report shall be final and binding upon Exar and the shareholders. The cost of such review and report shall be borne by (i) Exar if the Committee's calculation of the Gross Margin Dollar Contribution is closer to the Accounting Referee's calculation, or (ii) the shareholders if the Exar's calculation of the Gross Margin Dollar Contribution is closer to the Accounting Referee's calculation, or
(iii) both parties equally if each party's calculation differs from the Accounting Referee's calculation by the same amount. The Accounting Referee shall mean a reputable firm of independent auditors of national standing other than Exar's or the shareholders' independent auditors.

      3.3 DISTRIBUTIONS OF EARN-OUT PAYMENTS. On each of the dates set forth below (each, a "Distribution Date") Exar shall distribute cash or Exar Common Stock or a combination


                                       5.

thereof, with the form of such consideration to be at Exar's election in the amounts set forth below, reduced by any amounts specified in Section 3.2(c), to the Shareholders as follows: there shall be distributed with respect to each share of Startech Common Stock and Startech Preferred Stock held immediately prior to the Effective Time that was converted into an Option B Unit that amount of cash and/or Exar Common Stock equal to (i) the aggregate amount of cash and/or Exar Common Stock to be distributed on such Distribution Date, MULTIPLIED BY (ii) the Option B Participation Percentage. Holders of Exar Options and Exar Warrants shall be entitled to participate in Distributions as and to the extent provided in Section 3.8.

      In order to preserve the status of the Merger as a reorganization (within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the "Code"), no Earn-Out Payment shall be made in cash to the extent that such payment (net of the amount of such payment treated as interest under Section 1272 of the
Code) would cause Total Shareholder Boot to exceed an amount equal to fifty percent (50%) of Total Shareholder Consideration. The term "Total Shareholder Boot" shall mean the sum of (i) Total Cash Consideration paid to shareholders of Startech in the Merger, (ii) cash payments made for Dissenting Shares,
(iii) cash paid to shareholders of Startech in the Merger in lieu of fractional Closing Shares, and (iv) Earn-Out Payments made in cash (net of the amount of such payments treated as interest under Section 1272 of the Code) to shareholders of Startech in the Merger. The term "Total Shareholder Consideration" shall mean the sum of: (i) Total Shareholder Boot and (ii) the fair market value of the Exar Common Stock (net of the amount of such payments treated as interest under Section 1272 of the Code) paid to shareholders of Startech in the Merger. The provisions of this paragraph are intended to illustrate Exar's rights and obligations to make the Earn-Out Payments with the minimum number of shares of Exar Common Stock as is required to preserve the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, and shall not be interpreted as limiting such rights and obligations.

            (a) As soon as practicable following the calculation of the First Earn-Out Payment, an amount equal in value to one-third of the First Earn-Out Payment.

            (b) As soon as practicable following the calculation of the Second Earn-Out Payment, an amount equal in value to one-third of the Second Earn-Out Payment.

            (c) On March 31, 1997, an amount equal in value to the sum of (i) one-third of the First Earn-Out Payment and (ii) one-third of the Second Earn-Out Payment.

            (d) On March 31, 1998, an amount equal in value to the sum of (i) one-third of First Earn-Out Payment and (ii) one-third of the Second Earn-Out Payment.

            For purposes of calculating the value of shares of Exar Common Stock, if any, distributed to the Shareholders on each of the Distribution Dates, the price per share of Exar Common Stock shall be deemed to be the average of the closing prices of Exar Common Stock, as reported by the national edition of THE WALL STREET JOURNAL on the Nasdaq National Market (or such other principal securities exchange or quotation system on which Exar's Common Stock shall be traded or quoted, or if Exar Common Stock shall not then be so traded or quoted, then


                                       6.

the fair market value of the Exar Common Stock as agreed to by Exar and the Committee), for the 30 trading days prior to each such Distribution Date.

      3.4   ELECTION PROCEDURES.

            (a) Not fewer than nine days prior to the day (the "Meeting Date") of the Shareholders Meeting (as defined below), Startech shall mail to the holders of Startech Common Stock, Startech Preferred Stock, Options to purchase Startech Common Stock ("Startech Options") and Warrants to purchase Startech Common Stock ("Startech Warrants"): (i) an election agreement in such form and containing such provisions as Exar shall reasonably specify ("Election Agreement"); and (ii) instructions for use of the Election Agreement to effect an election to receive in the Merger Option A Units or Option B Units, or a combination thereof; PROVIDED, HOWEVER, that no securityholder of Startech may elect to receive a number of Option B Units equal to more than 50% of the total number of shares of Startech Common Stock and Startech Preferred Stock and shares subject to Startech Options and Startech Warrants owned by such securityholder (the securityholder's "Fully Diluted Shares"). All shares of Startech Common Stock, Startech Preferred Stock, Startech Options and Startech Warrants in respect of which a complete and validly executed Election Agreement is not received by Startech on or prior to 12:00 Noon, California Time, on the second day before the Meeting Date shall be deemed to have elected to receive:
(i) a number of Option A Units equal to (x) 68% MULTIPLIED BY (y) the number of shares with respect to which the holder thereof has made no election (rounded to the nearest whole unit); and (ii) a number of Option B Units equal to (x) the number of shares with respect to which such holder has made no election LESS (y) the number of Option A Units to be received by such holder pursuant to clause
(i). Startech securityholders who together constitute a "group" for purposes of Rule 13d under the Exchange Act (as defined below) may, at their discretion, make an election pursuant to this Section 3.4 as if such securityholders were a single securityholder by completing and having each such securityholder execute a single Election Agreement.

            (b) In the event the securityholders of Startech elect to convert shares of Startech Common Stock, Startech Preferred Stock, Startech Options and Startech Warrants into more than 10,824,500 Option A Units pursuant to this
Section 3.4, then: (i) the aggregate number of Option A Units that shall be issued to such securityholders shall be 10,824,500; (ii) such Option A Units shall be issued, first, to each securityholder of Startech that number of Option A Units elected by such securityholder up to (x) 68% TIMES (y) such securityholder's Fully Diluted Shares and, second, to each securityholder of Startech who has elected to receive a number of Option A Units greater than (x) 68% TIMES (y) such securityholder's Fully Diluted Shares, that number of Option A Units determined on a pro rata basis according to such securityholder's Fully Diluted Shares compared to the total number of Fully Diluted Shares held by all securityholders electing to convert more than 68% of their respective Fully Diluted Shares into Option A Units (up to the maximum number of Option A Units elected by such securityholder); and (iii) each share of Startech Common Stock and Startech Preferred Stock and each share subject to a Startech Option and a Startech Warrant held by Startech securityholders that is not converted into an Option A Unit as a result of the pro rata cutback described in clause


                                       7.

(ii) above shall be converted into an Option B Unit or, in the case of a Startech Option or Startech Warrant, the right to receive upon exercise thereof an Option B Unit.

            (c) In the event the securityholders of Startech elect to convert shares of Startech Common Stock, Startech Preferred Stock, Startech Options and Startech Warrants into more than 5,093,883 Option B Units pursuant to this
Section 3.4, then: (i) the aggregate number of Option B Units that shall be issued to such securityholders shall be 5,093,883; (ii) such Option B Units shall be issued, first, to each securityholder of Startech that number of Option B Units elected by such securityholder up to (x) 32% TIMES (y) such securityholder's Fully Diluted Shares and, second, to each securityholder of Startech who has elected to receive a number of Option B Units greater than (x) 32% TIMES (y) such securityholder's Fully Diluted Shares, that number of Option B Units determined on a pro rata basis according to such securityholder's Fully Diluted Shares compared to the total number of Fully Diluted Shares held by all securityholders electing to convert more than 32% of their respective Fully Diluted Shares into Option B Units (up to the maximum number of Option B Units elected by such securityholder); and (iii) each share of Startech Common Stock and Startech Preferred Stock and each share subject to a Startech Option and a Startech Warrant held by Startech securityholders that is not converted into an Option B Unit as a result of the pro rata cutback described in clause (ii) above shall be converted into an Option A Unit or, in the case of a Startech Option or Startech Warrant, the right to receive upon exercise thereof an Option A Unit.

            (d) Exar and Startech are each authorized to make adjustments that are not material regarding the allocation of Option A Units and Option B Units to Startech securityholders to the extent required for rounding purposes, and such determinations shall be final and binding upon all Startech securityholders; PROVIDED that, in any event, each Startech securityholder shall receive (or, in the case of Startech Options and Startech Warrants, have the right to receive upon exercise thereof) a total number of Option A Units and Option B Units equal to such securityholder's Fully Diluted Shares.

            (e) Except as otherwise specified in a Startech securityholder's Election Agreement, the aggregate Option A Units and Option B Units that each Startech securityholder is entitled to receive pursuant to this Section 3.4 shall be allocated among such securityholder's Startech Common Stock, Startech Preferred Stock, Startech Options and Startech Warrants such that the Option A Units (up to the maximum number of Option A Units such securityholder is entitled to receive) are allocated: first, to such securityholder's Startech Common Stock and Startech Preferred Stock, in order of ascending per share original issue price from Startech; and, second, to such securityholder's Startech Options and Startech Warrants in order of ascending per share exercise price. Any Startech Common Stock, Startech Preferred Stock, Startech Options and Startech Warrants to which Option A Units are not allocated will be allocated Option B Units.

      3.5   EXCHANGE OF CERTIFICATES.

            (a) As soon as practicable after the Effective Time, Exar will mail to the holders of Startech Common Stock certificates ("Startech Common Stock Certificates") and


                                       8.

Startech Preferred Stock certificates ("Startech Preferred Stock Certificates")
(i) a letter of transmittal in such form and containing such provisions as Exar may reasonably specify ("Letter of Transmittal") and (ii) instructions for use in effecting the surrender of Startech Common Stock Certificates and Startech Preferred Stock Certificates in exchange for cash and certificates representing Exar Common Stock. Upon surrender of a Startech Common Stock Certificate or Startech Preferred Stock Certificate to Exar for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by Exar, the holder of such Startech Common Stock Certificate or Startech Preferred Stock Certificate shall be entitled to receive in exchange therefor cash and a certificate representing the number of whole shares of Exar Common Stock that such holder has the right to receive pursuant to the provisions of this Article 3, and the Startech Common Stock Certificate or Startech Preferred Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 3.5, each Startech Common Stock Certificate and each Startech Preferred Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right (i) to receive upon such surrender cash and a certificate representing shares of Exar Common Stock (and cash in lieu of any fractional share of Exar Common Stock) as contemplated by this Article 3 and, (ii) with respect to Option B Units, to participate in future distributions of the Earn-Out Payments, if any (collectively, with respect to each shareholder of Startech, the "Merger Consideration").

            (b) No dividends or other distributions declared or made with respect to Exar Common Stock with a record date after the Effective Time, and no distributions of cash or Exar Common Stock in connection with Earn-Out Payments, shall be paid to the holder of any unsurrendered Startech Common Stock Certificate or Startech Preferred Stock Certificate with respect to the shares of Startech Common Stock or Startech Preferred Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Startech Common Stock Certificate or Startech Preferred Stock Certificate in accordance with this Section 3.5.

            (c) No certificates or scrip for fractional shares of Exar Common Stock shall be issued, but in lieu thereof each holder of shares of Startech Common Stock and Startech Preferred Stock who would otherwise be entitled to receive a certificate or scrip for a fraction of a share of Exar Common Stock shall receive from Exar a cash amount equal to the market value of one share of Exar Common Stock (based on the Exar Common Stock Price) multiplied by the fraction of a share of Exar Common Stock to which such holder would otherwise be entitled.

            (d) Neither Exar nor the Surviving Corporation shall be liable to any holder or former holder of shares of Startech Common Stock, Startech Preferred Stock or Exar Common Stock with respect to any shares (or dividends or distributions with respect thereto) or cash amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (e)   The shares of Exar Common Stock to be issued pursuant to this
Article 3 shall not have been registered and shall be characterized as "Restricted Securities" under the federal securities laws, and under such laws such shares may be resold without registration under


                                       9.

the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited sets of circumstances. Each certificate evidencing shares of Exar Common Stock to be issued pursuant to this Article 3 shall bear the following legend:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN
            ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION."

            (f) To the extent that any former holder of Startech Common Stock, Startech Preferred Stock, Startech Options and Startech Warrants would otherwise be entitled to receive a fraction of a cent ($.01) with respect to any cash payment in respect of Option A Units or Option B Units, whether payable at Closing or on a Distribution Date, such amount shall be rounded up to the nearest whole cent.

            (g) The rights of Startech shareholders who receive Option B Units to participate in distributions of the Earn-Out Payments shall not be transferable, except by will or descent.

      3.6   CLOSING OF STARTECH TRANSFER BOOKS.   At the Effective Time, holders
of certificates representing shares of Startech Common Stock and Startech Preferred Stock shall cease to have any rights as shareholders of Startech, and the stock transfer books of Startech shall be closed with respect to all shares of Startech Common Stock and Startech Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Startech Common Stock or Startech Preferred Stock shall thereafter be made on such stock transfer books. If, after the Effective Time, a valid certificate previously representing any of such shares of Startech Common Stock (a "Startech Common Stock Certificate") or Startech Preferred Stock (a "Startech Preferred Stock Certificate") is presented to the Surviving Corporation or Exar, such Startech Common Stock Certificate or Startech Preferred Stock Certificate, as the case may be, shall be canceled and exchanged as provided in Section 3.5.

      3.7 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Startech Common Stock and Startech Preferred Stock that are issued and outstanding immediately prior to the Effective Date and that are held by shareholders who have not voted such shares in favor of the Merger ("Dissenting Shares") shall not be canceled and converted into Exar Common Stock unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to purchase and payment under the California Law. If such holder shall have so failed to perfect, or shall have effectively withdrawn or lost


                                       10.

such right, such holder's shares of Startech Common Stock or Startech Preferred Stock shall thereupon be deemed to have been canceled and converted as described in Section 3.1 at the Effective Time, and each such share shall represent solely the right to receive the Merger Consideration. From and after the Effective Time, no shareholder who has exercised dissenters' rights as provided in Chapter 13 of the California Law shall be entitled to vote such holder's shares for any purpose or to receive payment of dividends or other distributions with respect to such holder's shares (except dividends and other distributions payable to shareholders of record at a date which is prior to the Effective
Time).

                                    ARTICLE 4

                            TERMINATION AND AMENDMENT

      4.1 TERMINATION. Notwithstanding the approval of this Merger Agreement by the shareholders of Startech, this Merger Agreement shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided.

      4.2 AMENDMENT. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of Startech, but, after any such approval, no amendment shall be made, which without the further approval of such shareholders would (i) have an adverse effect on the shareholders of Startech, (ii) change any of the principal terms of the Merger Agreement, or (iii) change any term of the Certificate of Incorporation of the Surviving Corporation. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.


Attest:                                   MOON ACQUISITION, INC., a Delaware
                                          corporation


By: /s/ Ronald W. Guire                         By: /s/ George D. Wells
    ----------------------------------          ------------------------------
            Its Secretary
                                          Title:  President
                                                 -----------------------------

Attest:                                   STARTECH  SEMICONDUCTOR, INC., a
                                          California corporation


By: /s/ Prathiba K. Reddy                 By:    /s/ Ram K. Reddy
    ----------------------------------           -----------------------------
            Its Secretary
                                          Title:  Chief Executive Officer
                                                 -----------------------------


                                       11.

                             CERTIFICATE OF APPROVAL
                                       OF
                               AGREEMENT OF MERGER
                                       OF
                             MOON ACQUISITION, INC.
                             (SURVIVING CORPORATION)

George D. Wells and Ronald W. Guire hereby certify that:

      1. They are the President and the Secretary, respectively, of Moon Acquisition, Inc., a Delaware corporation (the "CORPORATION").

      2. The Agreement of Merger between the Corporation and Startech Semiconductor, Inc., a California corporation ("Startech"), attached hereto was duly approved by the Board of Directors of the Corporation.

      3. There is only one class of shares of stock of the Corporation outstanding, designated "Common Stock," of which 100 shares were outstanding and entitled to vote on the merger.

      4. The principal terms of the Agreement of Merger were approved by the Corporation by a vote of a number of shares which equaled or exceeded the vote required. The approval of a majority of the outstanding shares of Common Stock entitled to vote on the merger was required.

      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.



Dated:  March 30, 1995                    By:  /s/ George D. Wells
                                               -------------------------------
                                                  George D. Wells
                                                  President



                                          By:  /s/ Ronald W. Guire
                                               -------------------------------
                                                  Ronald W. Guire
                                                  Secretary

                             CERTIFICATE OF APPROVAL
                                       OF
                               AGREEMENT OF MERGER
                                       OF
                          STARTECH SEMICONDUCTOR, INC.
                           (DISAPPEARING CORPORATION)


Ram K. Reddy and Prathiba K. Reddy hereby certify that:

      1. They are the President and the Secretary, respectively, of Startech Semiconductor, Inc., a California corporation (the "CORPORATION").

      2. The Agreement of Merger between the Corporation and Moon Acquisition, Inc., a Delaware corporation, attached hereto was duly approved by the Board of Directors of the Corporation.

      3. The Corporation has two classes of shares of stock outstanding, designated "Common Stock" and "Preferred Stock," respectively, of which 8,457,133 shares of Common Stock and 668,750 shares of Preferred Stock were outstanding and entitled to vote on the merger.

      4. The principal terms of the Merger Agreement were approved by the Corporation by a vote of a number of shares which equaled or exceeded the vote required. The approval of (i) a majority of the shares of Startech Common Stock outstanding and entitled to vote, voting as a class; and (ii) a majority of the shares of Startech Preferred Stock (on an as-converted basis) outstanding and entitled to vote, voting as a class, was required.

      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.



Dated: March 30, 1995                     By:  /s/ Ram K. Reddy
                                               -------------------------------
                                                  Ram K. Reddy
                                                  Chief Executive Officer



                                          By:  /s/ Prathiba K. Reddy
                                               -------------------------------
                                                  Prathiba K. Reddy
                                                  Secretary